Exhibit 10.3

March 28, 2016

Howard Rosen

127 Highland Terrace

Woodside, CA 94062

Dear Howie:

On behalf of AcelRx Pharmaceuticals, Inc. (the “Company”), I am pleased to offer you the position of full time Chief Executive Officer of the Company. Speaking for myself, as well as the other members of the Company’s Board, we are very excited that you will become the full time CEO and we look forward to your future success in this position.

The terms of your new position with the Company are as set forth below:

1.     Position.

(a) You will become the full time Chief Executive Officer of the Company, working out of the Company’s headquarters office in Redwood City, California. You will report to the Board of Directors.

(b) You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you will be expected to devote your full working business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, and you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, beyond what you are presently involved in and have disclosed to the Board, without the prior written consent of the Company, such consent not to be unreasonably withheld, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Provided you have notified and discussed with the Board in advance, nothing in this letter agreement will prevent you from: (i) accepting speaking, teaching or presentation engagements in exchange for compensation; (ii) serving on boards of charitable organizations; (iii) owning no more than one percent (1%) of the outstanding equity securities of a corporation; or (iv) serving on no more than three board of directors of other noncompetitive domestic or international companies; provided, however, that in all cases, these activities do not unreasonably detract from the performance of your duties for the Company.

2.     Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on April 1, 2016 (the “Start Date”).

3.     Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you will be terminated.

4.     Compensation and Benefits.

(a)     Annual Salary. You will be paid a monthly salary of $49,167.00, which is equivalent to $590,000.00 on an annualized basis (the “Base Salary”), less required deductions and tax withholdings. Your salary will be payable in two equal payments per month pursuant to the Company’s regular payroll policy. The Base Salary will be reviewed annually as part of the Company’s normal salary review process. In addition to your Base Salary, you will have the opportunity to earn a targeted annual bonus of 55% of your earned Base Salary based on achievement of the Company’s business objectives that the Board of Directors (the “Board”), acting through the Compensation Committee, will define annually. The Company shall have the sole discretion to decide whether you have earned any such bonus and, if so, the amount of such bonus. In order to earn any such bonus, you must be employed by the Company on the date that the Compensation Committee decides to award bonuses.

(b)     Insurance Benefits. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other Company employees, subject to any eligibility requirements imposed by such plans.

(c)     Vacation; Sick Leave. You will be entitled to five weeks paid time off of vacation in addition to sick leave both to be used according to the Company’s standard policies.

(d)     Stock Option Grant. In connection with the commencement of your full time employment, the Company will recommend that the Board grant you an option to purchase 800,000 shares of the Company’s Common Stock (“Option Shares”). The exercise price of the Option Shares shall be equal to the fair market value of our Common Stock on the date of grant as determined by reference to the closing sale price as listed on NASDAQ. The Option Shares will vest at the rate of 1/48th of the total number of the Option Shares per month, subject to the acceleration provisions set forth in Sections 5 and 6 below commencing on your Vesting Commencement Date (as defined in your stock option agreement, which date will be your Start Date, as defined above). Vesting will, of course, depend on your continued service with the Company. The option will be subject to the terms of the Company’s 2011 Equity Incentive Plan (the “Equity Plan”) and the stock option agreement between you and the Company.

5.     Change in Control Severance Benefits.

(a)     Severance Benefits. If: (i) the Company consummates a Change in Control (as such term is defined in the Equity Plan); and (ii) during the period which begins three (3) months prior to consummation of the Change in Control and ends eighteen (18) months following the closing of the Change in Control, (the “Change in Control Period”), you incur an Involuntary Termination (as defined below), and such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-9(h), without regard to any alternate definition (a “Separation from Service”)); and (iii) you remain in compliance with the terms of this letter, then the Company will provide you with the severance benefits set forth below. For the avoidance of doubt, you will not be designated a participant in, and you will not be eligible to receive benefits under, the Company’s Severance Benefit Plan.

(i)     The vesting of the Option Shares and any additional stock award grants subsequently awarded to you by the Board (collectively, the “Equity Awards”) shall accelerate in full such that 100% of the then unvested Equity Awards will become immediately vested and exercisable (if applicable) as of the date of your Separation from Service. The Equity Awards that are stock options shall remain exercisable with respect to such vested shares for nine (9) months following your Separation from Service (but in no event beyond the expiration date of such options), provided, however, that such extended exercise period may be modified by the terms of the definitive agreement for the Change in Control transaction and further provided that any such modification shall not prevent you from exercising your vested options in connection with the Change in Control;

(ii)     A severance payment (the “CIC Severance Payment”) equal to twelve (12) months, of your then-current base salary (ignoring any reduction in base salary that forms the basis for Resignation for Good Reason), plus an amount equal to the targeted annual bonus, currently 55%, of your then-current base salary, less required deductions and withholdings. The CIC Severance Payment will be paid in a lump sum on the first regularly scheduled payroll date to occur after the 60th day following your Involuntary Termination; and

(iii)     If you elect continuing health care coverage under the federal COBRA law or governing state law, the Company shall pay your COBRA premiums to continue your coverage (including coverage for eligible dependents, if applicable) (the “COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on your Separation from Service and ending on the earliest to occur of: (i) twelve (12) months following your Separation from Service; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer's group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your employment termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you obtain other employment or (y) the last day of the 12th calendar month following your Separation from Service date.

(b)     Definitions. The following definitions shall apply for purposes of this letter agreement:

(i)     Cause. Cause means: (i) your theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company or Company affiliate documents or records; (ii) your material failure to abide by the code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) of the Company or a Company affiliate; (iii) your unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a the Company or a Company affiliate (including, without limitation, your improper use or disclosure of confidential or proprietary information of the Company or a Company affiliate); (iv) any intentional act by you which has a material detrimental effect on the reputation or business of the Company or a Company affiliate; (v) your repeated failure or inability to perform any reasonable assigned duties after written notice from the Company or a Company affiliate, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by you of any employment or service agreement between you and the Company or a Company affiliate, which breach is not cured pursuant to the terms of such agreement; or (vii) your conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs your ability to perform your duties.

(ii)     Involuntary Termination. An Involuntary Termination means: (i) your involuntary termination of employment by the Company for a reason other than death, disability, or Cause or (ii) your Resignation for Good Reason.

(iii)     Resignation for Good Reason. A Resignation for Good Reason means your voluntary termination from all positions you then hold with the Company, effective within a period of ninety (90) days after you provide written notice to the Company after the initial occurrence of one of the following actions taken without your written consent, which written notice must be provided within thirty (30) days after the initial occurrence of one of the following actions, and must reasonably specify the particulars of the action; provided, however, that following the receipt of notice by the Company, the Company shall have a period of thirty (30) days during which to remedy the action giving rise to a Resignation for Good Reason and if such action is materially remedied by the Company during such period, no event giving rise to a right for a Resignation for Good Reason shall be deemed to have occurred:

(1)     the assignment to you of any duties or responsibilities that results in a material diminution in your employment role in the Company as in effect immediately prior to the date of such actions; provided, however, for purposes of Section 5 only, mere changes in your title or reporting relationships alone shall not constitute a basis for Resignation for Good Reason;

(2)     a greater than ten percent (10%) aggregate reduction by the Company in your annual base salary (that is, a material reduction in base compensation), as in effect immediately prior to the date of such actions; or

(3)     a non-temporary relocation of your business office to a location that increases your one way commute by more than thirty-five (35) miles from the location at which you perform duties as of immediately prior to the date of such action.

6.     Severance Benefits without a Change in Control. If at any time other than during the Change in Control Period you incur an Involuntary Termination, and such termination constitutes a Separation from Service, and (ii) you remain in compliance with the terms of this letter, then the Company will provide you with the following severance benefits:

(a)     The vesting of the Equity Awards shall accelerate as to the number of Equity Awards that would have vested had you remained an employee of the Company for an additional six (6) months after your Separation from Service. The Equity Awards that are options shall remain exercisable, with respect to such vested shares, for six (6) months following your Separation from Service (but in no event beyond the expiration date of such options), provided, however, that such extended exercise period may be modified by the terms of the definitive agreement for a Change in Control transaction and further provided that any such modification shall not prevent you from exercising your vested options in connection with the Change in Control;

(b)     A severance payment (the “Severance Payment”) equal to six (6) months of your then-current base salary (ignoring any reduction in base salary that forms the basis for Resignation for Good Reason), plus an amount equal to the greater of: (i) the targeted annual bonus, currently 55%, of your then-current base salary, pro-rated for the number of months of your employment in the year of your termination, or ii) 50% of the targeted annual bonus, currently 55%, of your then-current base salary, less required deductions and withholdings. The Severance Payment will be paid in a lump sum on the first regularly scheduled payroll date to occur after the 60th day following your Involuntary Termination. In addition, in the event that your Involuntary Termination occurs prior to the date of payment of an earned bonus for the immediately preceding fiscal year (as determined by the Compensation Committee) (the “Fiscal Year Bonus”), you will receive payment of the Fiscal Year Bonus that would have been paid to you had you remained employed by the Company through the date on which the Fiscal Year Bonus is paid. The Fiscal Year Bonus will be paid in a lump sum on the date on which such bonus payments are made to other executives of the Company, but in any case no later than March 15 of the calendar year following the year in which the Fiscal Year Bonus is deemed by the Compensation Committee to be earned and payable and;

(c)     If you elect continuing health care coverage under the federal COBRA law or governing state law, the Company shall pay your COBRA Premiums through the period (the “Non-CIC COBRA Premium Period”) starting on your Separation from Service and ending on the earliest to occur of: (i) six (6) months following your Separation from Service; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer's group health plan or otherwise cease to be eligible for COBRA during the Non-CIC COBRA Premium Period, you must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your employment termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you obtain other employment or (y) the last day of the 6th calendar month following your Separation from Service date.

7.     Conditions to Receipt of Severance Benefits. The receipt of the Severance Benefits provided in Sections 5 and Section 6 above, as applicable, will be subject to you signing and not revoking a separation agreement and release of claims in the form attached hereto (the “Separation Agreement”) within the time period set forth therein, which shall not exceed 60 days from the date of your Separation from Service (the “Release Period”). No Severance Benefits will be paid or provided until the Separation Agreement becomes effective. You will also resign from all positions and terminate any relationships as an employee, officer or director with the Company and any of its affiliates, each effective on the date of termination.

8.     Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of your full time employment with the Company is contingent upon the execution, and delivery to the Company (or confirmation that you have already executed), of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed (the “Confidentiality Agreement”), prior to or on your Start Date.

9.     At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time, with or without cause, and with or without advance notice.

10.     Parachute Payments. Except as otherwise expressly provided in an agreement between you and the Company, if any payment or benefit you would receive in connection with a Change in Control from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (B) the largest portion, up to and including the total, of the Payment, whichever amount ((A) or (B)), after taking into account all applicable federal, state, provincial, foreign, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reductions in the payments and/or benefits will occur in the following order: (i) cash payments that are treated in full as a parachute payment under Treasury Regulation Section 1.280G-1, Q&A 24; (ii) equity-based payments and acceleration that are treated in full as a parachute payment; (iii) cash payments that are treated in part as a parachute payment; (iv) equity-based payments and acceleration that are treated in part as a parachute payment; and (v) other non-cash forms of benefits. Within any such category of payments and benefits (that is, clause (i), (ii), (iii), (iv) or (v)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are “deferred compensation.” The professional firm engaged by the Company for general tax purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 10. If the professional firm so engaged by the Company is serving as an accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such professional firm required to be made hereunder. Any good faith determinations of the professional firm made hereunder shall be final, binding and conclusive upon the Company and you.

11.     Section 409A. It is intended that all of the severance benefits and other payments payable under this letter satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Code Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Code Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Code Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such time period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

12.     No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

13.     Entire Agreement. This letter, together with the Confidentiality Agreement and your Indemnification Agreement, sets forth the entire agreement and understanding between you and the Company relating to your employment and supersedes all prior agreements and discussions between us. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company, although the Company reserves the right to modify unilaterally your compensation, benefits, job title and duties, reporting relationships and other terms of your employment subject to the provisions of this letter agreement. This letter will be governed by the laws of the State of California without regard to its conflict of laws provision. In addition, while you are Chief Executive Officer, the Company will continue to maintain D&O insurance in amounts approved by the Board.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This offer will terminate if not accepted by you on or before March __, 2016.

Very truly yours,	ACCEPTED AND AGREED:

AcelRx Pharmaceuticals, inc.	Howard Rosen

By:
Signature
Adrian Adams
Chairman of the Board of Directors	Date: 3/28/16

DATE

Howard Rosen

127 Highland Terrace

Woodside, CA 94062

Re:     Separation Agreement

Dear Howie:

This letter agreement (the “Agreement”) sets forth the terms of the separation package that AcelRx Pharmaceuticals, Inc. (the “Company”) is offering to you in connection with the termination of your employment.

1.     Separation Date.   Your last day of work with the Company and your employment termination date is [________] (the “Separation Date”). As of the Separation Date, you will cease to be an officer of the Company and its affiliates, you hereby resign from your official titled positions (including but not limited to Chief Executive Officer and Director) and you will cease to be a "Section 16 officer" (as determined for purposes of the Securities and Exchange Act of 1934, as amended). On the Separation Date, you will experience a “separation from service” (as such term is defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternate definitions thereunder, a "Separation from Service").

2.     Accrued Salary and Paid Time Off. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to receive these payments regardless of whether or not you sign this Agreement.

3.     Severance Benefits. Provided you sign this Agreement, allow it to become effective within the time period set forth below, and otherwise observe your obligations set forth in this Agreement and in your Offer Letter with the Company, dated March __, 2016 (the “Offer Letter”), the Company will provide you with the [Change in Control Severance Benefits] OR [Severance Benefits without a Change in Control] as set forth in the Offer Letter, in full satisfaction of its obligations to you under such agreement.

4.     Health Insurance; Other Benefits.

(a)     COBRA. To the extent permitted by the federal COBRA law or applicable state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits and later to convert to an individual policy if you wish.  You will be provided with a separate notice regarding your health insurance continuation rights under COBRA within the time period required by law.

(b)     Other Benefits. Your eligibility to continue as a participant in all other Company provided benefit plans will terminate on the Separation Date.

5.     Stock Options. Your Company issued stock options (the “Stock Options”) will cease vesting on the Separation Date, after taking into account any vesting acceleration provided as a [Change in Control Severance Benefits] OR [Severance Benefits without a Change in Control]. You acknowledge and agree that all unvested Stock Options and RSUs, after taking into account such vesting acceleration will be forfeited on the Separation Date.

6.     Confidential Information and Inventions. You acknowledge and reaffirm your continuing obligations under your signed AcelRx Pharmaceuticals, Inc. Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement,” a copy of which is attached hereto as Exhibit A) and which is incorporated herein by reference.

7.     No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation, severance, or benefits on or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, you acknowledge that you have not earned and are not owed any equity, bonus, incentive compensation, severance benefits, or commissions, except as set forth in this Agreement (and the Offer Letter).

8.     Expense Reimbursements. You agree that, within thirty (30) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

9.     Return of Company Property. You acknowledge that you have returned to the Company all Company documents (and all copies thereof) and other Company property that was in your possession or control, including, but not limited to, Company files, notes, financial and operational information, customer lists and contact information, product and services information, research and development information, drawings, records, plans, forecasts, reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, tablets, servers and other handheld devices), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company and all reproductions thereof in whole or in part and in any medium. You agree that you have made a diligent search to locate any such documents, property and information. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within two (2) business days following the Separation Date, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. Your timely compliance with the provisions of this Section is a precondition to your receipt of the severance benefits provided hereunder.

10.     Nondisparagement. You agree not to disparage the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation, and the Company agrees (through its officers and directors) not to disparage you in any manner likely to be harmful to your business reputation or personal reputation; provided that both you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process.

11.     Cooperation and Assistance. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company, nor will you induce or encourage any person or entity to bring such claims. However, it will not violate this Agreement if you testify truthfully when required to do so by a valid subpoena or under similar compulsion of law. Further, you agree to voluntarily cooperate with the Company, if you have knowledge of facts relevant to any threatened or pending claim, investigation, audit or litigation against or by the Company, by making yourself reasonably available without further compensation for interviews with the Company or its legal counsel, preparing for and providing truthful and accurate deposition and trial testimony.

12.     No Admissions. The promises and payments in consideration of this Agreement will not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

13.     Release of Claims.

(a)     General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b)     Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment and other positions held with the Company, or the termination of that employment or those positions; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the federal Family and Medical Leave Act (as amended), the California Family Rights Act (as amended), the California Fair Employment and Housing Act (as amended), and the California Labor Code (as amended).

(c)      ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (the “ADEA Waiver”), and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have [twenty-one (21] OR [forty-five (45)] days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”). [You hereby acknowledge and agree that you have been provided with all of the information required by 29 U.S.C. Section 626(f)(1)(H) through the ADEA Disclosure Form provided with this Agreement.]1

(d)     Waiver of Unknown Claims. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

(e)     Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, under the charter or bylaws of the Company, under applicable law or under policy of insurance; (ii) any rights which cannot be waived as a matter of law; (iii) any claims for breach of this Agreement; and, (iv) any vested rights under any company-sponsored benefit plans. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you acknowledge and agree that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding. You represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

1 Include only if the termination is in connection with a reduction in force, at which time the 45 day review period above would also apply.

14.     Representations. You hereby represent that you have been paid all compensation owed for services rendered and for all hours worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, or otherwise, and you have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

15.     Miscellaneous. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement will be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement will not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, will be in writing and will not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which will be deemed to be part of one original, and facsimile and scanned image copies of signatures will be equivalent to original signatures.

You will have [twenty-one (21)] OR [forty-five (45)] days to consider this Agreement (although you may choose to voluntarily sign it earlier). In addition, you have seven (7) days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to me). If this Agreement is acceptable to you, please sign and date below and return the fully signed Agreement to me within [twenty-one (21)] OR [forty-five (45)] days after your receipt of this Agreement. The Company’s offer of the [Severance Benefits] OR [CIC Severance Benefits] will automatically expire if we do not receive the fully signed Agreement and Termination Certification from you within this timeframe.

Sincerely,

AcelRx Pharmaceuticals, Inc.

By:

Title:

UNDERSTOOD AND AGREED:

Howard Rosen	Date

EXHIBIT A

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT